Exhibit 10.1

CHANGE IN CONTROL

SEVERANCE BENEFITS AGREEMENT

THIS CHANGE IN CONTROL SEVERANCE BENEFITS AGREEMENT (“Agreement”) is entered into as of the [            ]th day of [            ], 2012 by and between Sun Healthcare Group, Inc. (“Sun”) or one of its subsidiaries (collectively, “Employer”) and [            ] (“Employee”) to provide severance benefits to the Employee on the terms set forth below.

I. SEVERANCE BENEFITS.

In the event of a “Qualifying Termination” as defined in Section II, Employee shall be entitled to the severance benefits described below upon execution of Employer’s then standard separation agreement and release (the “Separation Agreement”) and delivery of such executed Separation Agreement to Employer within 21 days following the date of his or her Qualifying Termination.

A. Lump Sum Severance Payment. Employee shall be entitled to a lump sum cash severance payment in an amount equal to [            ] months of pay at his or her base salary then in effect, with such amount to be paid to Employee in the month immediately following the month in which Employee’s Qualifying Termination occurs.

B. Group Medical Insurance. Employer shall pay premiums pursuant to COBRA for continuing coverage under Employer’s (or its applicable subsidiary’s) health plans for Employee and his or her eligible dependents (as determined under the applicable health plans) until the earlier of (1) the [            ]-month anniversary of the last day of the month in which the Qualifying Termination occurs or (2) the date Employee or Employee’s eligible dependents become eligible to participate in a plan of a successor employer.

C. Pro-Rata Bonus. Employee shall be entitled to a lump sum cash payment equal to a pro rata portion of Employee’s annual incentive bonus for the fiscal year in which the Qualifying Termination occurs, with such pro rata portion determined by multiplying the annual incentive bonus Employee would have received for the full fiscal year based upon Employer’s estimate of actual performance through the date of the Qualifying Termination by a fraction, the numerator of which is the number of days during the year of termination that Employee is employed and the denominator of which is 365 or 366, as applicable. Any pro rata portion of Employee’s annual incentive bonus that becomes payable shall be paid to Employee in the month immediately following the month in which Employee’s Qualifying Termination occurs.

D. Accrued Benefits. Employee shall be entitled to receive payment for any earned but unpaid base salary and unused vacation, reimbursement for any unreimbursed expenses in accordance with Employer’s reimbursement policies, and to receive any other accrued or vested benefits and bonuses, if any, to which Employee is entitled to receive pursuant to the terms of Employer’s retirement or other benefit plans and arrangements (all of the foregoing, the “Accrued Benefits”).

The benefits set forth above shall be the only compensation or benefits that Employee shall have the right to receive or retain following Employee’s Qualifying Termination. If Employee’s employment terminates for any reason other than a Qualifying Termination, Employee shall have no right to receive or retain any compensation or benefits other than the Accrued Benefits. Upon any termination of employment, including without limitation a Qualifying Termination, Employee’s right to participate in any retirement or benefit plans and perquisites shall cease as of the date of termination.

II. QUALIFYING TERMINATION.

Employee will have incurred a Qualifying Termination for purposes of this Agreement if a Change in Control (as defined in Section III) occurs on or prior to March 31, 2013 and either of the following events occurs upon or during the one year period following the date of the Change in Control.

A. Termination by Employer Without Good Cause. Termination of Employee’s employment by Employer or the subsidiary of Employer that employs Employee other than for “Good Cause” as defined in Section III (and other than by reason of Employee’s death or “Disability” as defined in Section III); or

B. Termination by Employee. Employee’s termination of employment for “Good Reason” as such term is defined in Section III.

III. DEFINITIONS.

The following capitalized terms shall have the meanings specified below:

A. “Change in Control” shall be deemed to occur if any of the following events occurs:

(1) Any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of Sun (an “Acquiring Person”), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of more than 33 1/3% of the then outstanding voting stock of Sun;

(2) A merger or consolidation of Sun with any other corporation, other than a merger or consolidation which would result in the voting securities of Sun outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 51% of the combined voting power of the voting securities of Sun or surviving entity outstanding immediately after such merger or consolidation; or

(3) A sale or other disposition by Sun of all or substantially all of Sun’s assets.

B. “Good Cause” shall mean any one of the following:

(1) Any criminal conviction of the Employee under the laws of the United States or any state or other political subdivision thereof which, in the good faith determination of the Chief Executive Officer (“CEO”) of Employer, or the CEO’s designee, renders Employee unsuitable as an employee or officer of Employer;

(2) Employee’s continued failure to substantially perform the duties reasonably requested by the CEO, or the CEO’s designee, and commensurate with Employee’s position and within Employee’s control (other than any such failure resulting from Employee’s incapacity due to Employee’s Disability) after a written demand for substantial performance is delivered to Employee by the CEO, or the CEO’s designee, which demand specifically identifies the manner in which the CEO or such designee believes that Employee has not substantially performed Employee’s duties, and which performance is not substantially corrected by Employee within thirty (30) days of receipt of such demand; or

(3) Any material workplace misconduct or willful failure by Employee to comply with the general policies and procedures of Employer as they may exist from time to time which, in the good faith determination of the CEO, or the CEO’s designee, renders Employee unsuitable as an employee or officer of Employer.

C. “Disability” means Employee’s inability to engage in substantial gainful activity by reason of any medically determinable mental or physical impairment which can be expected to result in death or which has lasted or can be expected to last for a period of 120 substantially consecutive calendar days.

D. “Good Reason” means a resignation of Employee’s employment with Employer as a result of and within 60 days after the occurrence of any of the following without Employee’s written consent:

(1) A meaningful and detrimental reduction in Employee’s authority, duties or responsibilities as in effect immediately prior to Employee’s termination of employment;

(2) A material reduction in Employee’s (i) annual base salary as in effect immediately prior to the Employee’s delivery of notice to Employer stating the basis of Employee’s allegation that “Good Reason” exists (the “Good Reason Notice”), (ii) target annual bonus (expressed as a percentage of base salary) as in effect immediately prior to the circumstances described in the Good Reason Notice, or (iii) total annual compensation opportunity (consisting of Employee’s annual base salary, target annual bonus (expressed as a percentage of base salary), and grant-date value of Employee’s regular annual equity award grant from Employer (if any), with such grant-date value reasonably determined by Employer based on its customary equity award valuation principles) as in effect immediately prior to the circumstances described in the Good Reason Notice; or

(3) A relocation of Employee’s principal place of employment by more than fifty (50) miles (or the requirement that Employee be based at a different location), provided that such relocation results in a longer commute (measured by actual mileage) for Employee from his primary residence to such new location.

Notwithstanding the foregoing, for any of the foregoing circumstances to constitute “Good Reason” hereunder, (A) Employee must deliver the Good Reason Notice to Employer within 30 days of the date on which the circumstances creating “Good Reason” have first occurred, (B) such circumstances are not corrected by Employer in a manner that is reasonably satisfactory to Employee (including full retroactive correction with respect to any monetary matter) within 30 days of Employer’s receipt of the Good Reason Notice from Employee and, (C) Employee thereafter resigns his or her employment within the 60 day time period described above.

IV. PARACHUTE PAYMENT CUT-BACK

Notwithstanding anything contained in this Agreement or any other plan, arrangement or agreement to the contrary, if upon or following a change in the “ownership or effective control” of Sun or in the “ownership of a substantial portion of the assets” of Sun (each within the meaning of Section 280G of the Code), the tax imposed by Section 4999 of the Code or any similar or successor tax (the “Excise Tax”) applies, solely because of such transaction, to any payments, benefits and/or amounts received by the Employee pursuant to this Agreement, in payment of outstanding option, restricted stock unit or other equity awards or pursuant to any other plan, agreement or arrangement or otherwise (collectively, the “Total Payments”), then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the Excise Tax; provided that such reduction to the Total Payments shall be made only if the total after-tax benefit to the Employee is greater after giving effect to such reduction than if no such reduction had been made. If such a reduction is required, Sun shall reduce or eliminate the Total Payments by first reducing or eliminating any cash severance benefits, then by reducing or eliminating any equity awards the vesting or payment of which depends on an event other than the performance of services, then by reducing or eliminating any accelerated vesting of any other equity awards other than stock options, then by reducing or eliminating any accelerated vesting of stock options, then by reducing or eliminating any other remaining Total Payments, in each case in reverse order beginning with the payments which are to be paid the farthest in time from the date of the transaction triggering the Excise Tax. The preceding provisions of this Section IV shall take precedence over the provisions of any other plan, arrangement or agreement governing the Employee’s rights and entitlements to any benefits or compensation.

V. MISCELLANEOUS.

A. No Duplication of Benefits. The benefits under this Agreement are in lieu of, and not in addition to, any other severance or separation benefits for which Employee may be eligible under any other plan, policy, agreement or arrangement of Employer or any of its affiliates, including, without limitation, benefits provided under any severance benefit agreement, employment agreement, change in control agreement or any other plan, policy, agreement or arrangement (collectively, “Severance Plans”). In the event Employee becomes entitled to receive the benefits provided under Section I of this Agreement, Employee shall not be entitled to receive any payments or benefits under any other Severance Plans, and Employee’s receipt of the benefits provided under Section I of this Agreement shall constitute Employee’s agreement to that effect.

B. Withholding Taxes. Employer may withhold (or cause there to be withheld, as the case may be) from any benefits provided under this Agreement such federal, state, and local income, employment or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

C. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Mexico applicable to contracts entered into and performed in such State.

D. Dispute Resolution; Jurisdiction. Any dispute or controversy arising in connection with this Agreement shall be settled exclusively in arbitration conducted in Bernalillo County, New Mexico in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Punitive damages shall not be awarded.

E. Successors; Binding Agreement. This Agreement shall be binding upon and inure to the benefit of Employee (and Employee’s personal representatives and heirs), Employer and any affiliated parent or subsidiary entities, and any organization that succeeds to substantially all of the business or assets of the foregoing, or any portion thereof, including, without limitation, as the result of a Change in Control.

F. Effectiveness and Term. On execution by Employer and Employee, this Agreement shall be effective. If a Change in Control occurs on or prior to March 31, 2013, this Agreement shall not terminate until the date that is one day following the first anniversary of the Change in Control. This Agreement shall automatically terminate if no Change in Control has occurred on or prior to March 31, 2013.

G. Amendments, Waivers, Etc. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing.

H. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

I. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. PDF or other photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

J. Section 409A. If Employee is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Employee’s separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder) and any payment or benefit provided in Section I hereof constitutes a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), Employee shall not be entitled to any such payment or benefit until the earlier of: (i) the date which is six (6) months after his or her separation from service for any reason other than death, or (ii) the date of his or her death. The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code. Any amounts otherwise payable to Employee upon or in the six (6) month period following his or her separation from service that are not so paid by reason of this Section shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Employee’s separation from service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of his or her death). To the extent that any reimbursements pursuant to Sections I(B) or I(D), are taxable to Employee, any reimbursement payment due to Employee pursuant to such provision shall be paid to Employee on or before the last day of Employee’s taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to Sections I(B) and I(D) are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Employee receives in one taxable year shall not affect the amount of such benefits and reimbursements that Employee receives in any other taxable year. It is intended that any amounts payable under this Agreement and Employer’s and Employee’s exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Code. This Agreement shall be construed and interpreted consistent with that intent, including by treating references to a Qualifying Termination as a reference to a separation from service for purposes of determining the timing of any payments or benefits provided pursuant to Section I to the extent necessary for such compliance.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

EMPLOYER.

By:
[Name] [Title] [Company]

“Employee”

[Name]